Exhibit 99.1

July 17, 2012

Dear Stockholder,

As you may know, a company called Sovereign Capital Management Group, Inc. has acquired possession of a list of ATA stockholders that we believe contains your personal and private information, and is using this list to contact ATA stockholders and stockholder registered representatives in an effort to advance Sovereign’s own commercial purposes. We do not believe that Sovereign has any valid or legal right to your personal information and we caution you to be on your guard regarding Sovereign’s statements and its motives.

As previously reported to you, last month Sovereign Capital undertook an aggressive effort during the period leading up to our annual meeting of stockholders held on June 26, 2012, to disrupt the annual meeting, including through a series of telephone calls and other communications to stockholders and stockholder representatives urging stockholders to revoke their proxies and seeking to frighten stockholders with false statements about the company. In spite of its tactics, Sovereign was unsuccessful in preventing our annual meeting from occurring or in preventing the election of our directors by a substantial majority.

As I also previously reported to you, following our annual meeting of stockholders I received an email from Mr. Todd Mikles, President and CEO of Sovereign, stating that he wanted to explore “possible opportunities before the filing of a derivative action in Federal court”. I responded through counsel and conveyed that, if Sovereign has a plan to enhance stockholder value, I would expect them to present an actual proposal that the Board could consider, instead of trying to disrupt company business, mislead stockholders and circumvent established corporate procedures.

To that end, a representative of Bank of America Merrill Lynch, our investment bankers reached out to Sovereign in order to gain a better understanding of Sovereign’s agenda. Sovereign did not engage in discussions with our investment bankers, but instead insisted upon an in-person meeting with our management. I agreed to take a meeting with Todd Mikles and Sovereign’s counsel, which meeting occurred in Richmond yesterday. Notwithstanding what you might have heard to the contrary from sources other than ATA, no meeting or substantive discussions occurred between representatives of ATA and Sovereign prior to the meeting yesterday.

During the meeting that I had with Mr. Mikles and Sovereign’s counsel yesterday, Mr. Mikles described Sovereign’s agenda. According to Mr. Mikles, Sovereign owns Daymark Realty Advisors, an external asset manager for a series of primarily TIC-owned multifamily properties. According to Mr. Mikles, over the last several months Sovereign has attempted to roll these properties into a private REIT controlled by Sovereign. Mr. Mikles reported that, to date, Sovereign has succeeded in rolling only one property into the private REIT, a property which Mr. Mikles described as severely financially distressed. Mr. Mikles indicated that his objective is to acquire control of ATA. It appears that Mr. Mikles believes he will have greater success with the roll-up of the TIC properties that are managed, but not controlled, by Daymark if the private REIT that Sovereign controls is combined with ATA under Sovereign’s control.

Sovereign has not provided us with any details regarding the TIC portfolio that Daymark manages, nor has it submitted any actual proposal for ATA to consider. More importantly, Mr. Mikles and Sovereign have not explained how Sovereign’s agenda would enhance ATA’s stockholder value or liquidity. Instead, Sovereign has requested that our Board of Directors, duly elected by ATA’s stockholders, and current management of our company simply step aside and give Sovereign control of the company. To accomplish that goal, Sovereign seems intent on continuing its tactics of reaching out to our stockholders and their registered representatives with false and misleading statements about our company. Indeed, stockholder representatives have advised us as recently as yesterday that someone purporting to be acting on behalf of ATA, but who refused to identify himself, contacted them and falsely stated that ATA is on the verge of filing for bankruptcy, and urged the representative to join a conference call on Thursday hosted by Sovereign to learn more about ATA’s financial problems. There is no truth to any of these statements about ATA. Indeed, ATA’s properties are performing well and the company is on solid financial footing.

In short, we believe that Sovereign’s concept is to take control of our company without making any investment for the benefit of our stockholders, and then to use the company to orchestrate a speculative roll-up of properties Sovereign does not control. As part of that strategy, Sovereign wants ATA’s current management to step aside to have your investment guided by a management team with no prior experience running a public company. On its face, nothing about Sovereign’s agenda makes any sense.

As stated previously, the company is suspicious as to how Sovereign obtained your personal information. If it obtained this information through its acquisition of Daymark from Grubb & Ellis Company, our former sponsor, it is entirely possible that Sovereign may have access not only to your contact information, and the name and contact information of your registered representative, but also to other private information such as your social security number and bank account information. In addition to prior written demands, I asked Sovereign and Mr. Mikles during our meeting yesterday if they would return that information to us, but they would not agree to do so. Sovereign says that it has a right to the stockholder list by virtue of the fact that Sovereign is a stockholder. While Sovereign has not given any reliable evidence it is a stockholder, under ATA’s charter no stockholder is entitled to use our stockholder list for a commercial purpose. Additionally, our charter does not authorize any stockholder access to other stockholders’ personal information such as the name and contact information of the stockholders’ registered representatives. We are committed to getting your information back from Sovereign and you can assist us. If you receive a call regarding your investment in ATA, ask the caller to identify himself or herself and the name of the company he or she represents. Ask for a telephone number where you can call him back if you have questions. Keep a pad of paper near the telephone to jot down notes from the call and save the notes. Report any unwanted or suspicious telephone calls to us and/or your registered representative.

Your board of directors and ATA’s management will continue to work with Bank of America Merrill Lynch to explore alternatives to maximize shareholder value. Should you wish to speak with a representative of ATA, please contact Mr. Seth Harris at 804-237-1341 or SHarris@Atareit.com. As always, we thank you for your support.

Kind regards,

Stanley J. Olander, Jr.
Chairman and Chief Executive Officer